Exhibit (d)(1)

TENDER OFFER AGREEMENT

THIS TENDER OFFER AGREEMENT (this “Agreement”) is made as of August 31, 2020 (the “Effective Date”), by and between Marchex, Inc., a Delaware corporation (the “Company”), and Edenbrook Capital, LLC, a New York limited liability company (“Edenbrook”). The Company and Edenbrook are at times referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the Effective Date, Edenbrook is the beneficial owner of approximately 19.5% of the outstanding shares of Class B common stock, par value $0.01 per share, of the Company (the “Class B Common Stock”);

WHEREAS, the Company and Edenbrook intend to commence a tender offer (the “Tender Offer”) pursuant to an Offer to Purchase and related Letter of Transmittal and other documentation (together with the Schedule TO (as defined below), as such documentation may be amended and supplemented, the “Offer Documents”), to purchase up to a maximum of 10,000,000 shares of Class B Common Stock in the aggregate, at a price of either (i) $1.80 per share, if up to 6,000,000 shares are tendered, and (ii) $1.96 per share, if more than 6,000,000 up to 10,000,000 shares are tendered;

WHEREAS, the offerors in the Tender Offer will be the Company and Edenbrook;

WHEREAS, the Tender Offer will be structured such that 50% of the shares purchased in the Tender Offer will be purchased by the Company and 50% of the shares purchased in the Tender Offer will be purchased by funds managed by Edenbrook, all upon the terms and subject to the conditions of the Tender Offer as set forth in the Offer Documents, including a minimum tender condition; and

WHEREAS, the Company and Edenbrook have agreed to commence the Tender Offer pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    TENDER OFFER

1.1.     Commencement of Tender Offer. Subject to the terms and conditions of this Agreement, the Company and Edenbrook shall commence the Tender Offer as soon as reasonably practicable on or after the date hereof.

1.2.     Conduct of Tender Offer. The obligations of the Company and Edenbrook to accept for payment and pay for shares of Class B Common Stock tendered pursuant to the Tender Offer shall be subject to the terms and conditions set forth in the Offer Documents, and such obligations shall be several, not joint, obligations of the Company Edenbrook. Neither Party may effect any amendment, extension, termination, waiver or other change to the terms and conditions of the Tender Offer, or announce that it is taking any such action, without the prior written consent of the other Party.

1.3.     SEC Filings. As soon as reasonably practicable on or after the date hereof, the Company and Edenbrook shall file with the United States Securities and Exchange Commission (the “SEC”) a joint Tender Offer Statement on Schedule TO (together with all amendments thereto, the “Schedule TO”), and shall commence the Tender Offer on the date of such filing. Each of the Company and Edenbrook agrees that their respective portions of the Schedule TO and the other Offer Documents, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Edenbrook with respect to written information supplied by the Company specifically for inclusion in the Offer Documents (or any document incorporated by reference in the Offer Documents) and no representation is made by the Company with respect to written information supplied by Edenbrook or any of its Affiliates (other than the Company) specifically for inclusion in the Offer Documents (or any document incorporated by reference in the Offer Documents). Each of the Company and Edenbrook further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Each of the Company and Edenbrook agrees promptly to correct or supplement any information provided by it for use in the Schedule TO and in the other Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and each of the Company and Edenbrook further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Each of the Company and Edenbrook and their respective counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the other Offer Documents prior to their filing with the SEC or dissemination to stockholders of the Company. In addition, each Party agrees to provide the other Party and its respective counsel with any comments or other communications that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Tender Offer or the Offer Documents promptly after the receipt of such comments or other communications.

2.    EXPENSES

The Parties shall bear (or reimburse each other, as the case may be) all expenses (including but not limited to SEC filing fees, and expenses and fees of financial printers, information agents and depositaries), pro rata in proportion to the amount of Class B Common Stock purchased by each Party; provided, however, that in the event that the Tender Offer is terminated, such expenses shall be borne equally by the parties. Notwithstanding the foregoing, each of the Company and Edenbrook shall bear its own legal and accounting fees and expenses incurred in connection with this Agreement and the Tender Offer.

3.    INDEMNIFICATION

3.1.     Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless Edenbrook and its Affiliates (other than the Company) and each Person, if any, who controls (within the meaning of the Securities Act, as defined below) Edenbrook or any of its Affiliates against any Losses to which any of the foregoing Persons may become subject:

(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other federal or state law, insofar as such Losses arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein; (ii) the omission or alleged omission to state therein a material fact (other than any fact pertaining to Edenbrook or any of its Affiliates (other than the Company)) required to be stated in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein, or necessary to make the statements therein not misleading; and (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to Edenbrook and its Affiliates (other than the Company) and each Person, if any, who controls Edenbrook (or any of its Affiliates) within the meaning of the Securities Act any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses; provided, however, that the Company shall not be liable in any such case for any such Losses to the extent that they arise out of or are based upon a violation that occurs in reliance upon and in conformity with written information furnished by or on behalf of Edenbrook or any of its Affiliates (other than the Company) expressly for use in connection with the Tender Offer (including information incorporated by reference to any filings made by Edenbrook or its Affiliates (other than the Company) with the SEC); and

(b) any liability arising from being an offeror with respect to any liability to purchase more than 5,000,000 shares of Class B Common Stock (representing its 50% of any shares that may be tendered in the Offer) (the “Edenbrook Share Indemnity”).

3.2.     Edenbrook Indemnification. To the extent permitted by law, Edenbrook will indemnify and hold harmless the Company and its Affiliates (other than Edenbrook) against any Losses to which any of the foregoing Persons may become subject:

(a) under the Securities Act, the Exchange Act or other federal or state law, insofar as such Losses arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein that occurs in reliance upon and in conformity with written information furnished by Edenbrook or any of its Affiliates (other than the Company) expressly for use in connection with the Tender Offer (including information incorporated by reference to any filings made by Edenbrook or its Affiliates (other than the Company) with the SEC); (ii) the omission or alleged omission to state therein a material fact pertaining to Edenbrook or any of its Affiliates (other than the Company) required to be stated in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by Edenbrook of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Edenbrook will pay to the Company and its Affiliates (other than Edenbrook) any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses; and

(b) any liability arising from being an offeror with respect to any liability to purchase more than 5,000,000 shares of Class B Common Stock (representing its 50% of any shares that may be tendered in the Offer) (the “Company Share Indemnity”).

3.3.     Indemnification Notice. Promptly after receipt by any Person entitled to seek indemnification pursuant to Sections 3.1 or 3.2 (an “Indemnified Party”) of notice of the commencement of any action (including any governmental action), such Indemnified Party shall, if a claim in respect thereof is to be made against any party hereto required to provide indemnification pursuant to Sections 3.1 or 3.2 (an “Indemnifying Party”), deliver to the Indemnifying Party a written notice of the commencement thereof and the Indemnifying Party shall have the right to participate in and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 3, but the omission to deliver written notice to the Indemnifying Party will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Section 3.

3.4.     Contribution. If the indemnification provided for in this Section 3 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The amount paid or payable by an Indemnified Party as a result of the Losses or action in respect thereof, referred to above in this Section 3.4 shall be deemed to include, for purposes of this Section 3.4, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding anything herein to the contrary, this Section 3.4 shall not be applicable to the Company Share Indemnity or the Edenbrook Share Indemnity.

3.5.     Survival. The obligations of the Company and Edenbrook under this Section 3 shall survive the completion of the Tender Offer.

4.     COVENANTS

4.1.     Public Company Matters. Upon the consummation of the Tender Offer, unless otherwise consented to by the Company’s Board of Directors, Edenbrook shall:

(a) not, and to take all actions necessary to cause its controlled affiliates not to, propose, or engage in, any transaction to acquire all of the outstanding shares of Class B Common Stock for a period of two years from August 31, 2020; and

(b) not take any action to, and to take all actions necessary to cause its controlled affiliates not to, without approval of the Company’s Board of Directors, cause the Company to (a) cease to be listed on the NASDAQ; (b) cease to satisfy all requirements to remain listed on the NASDAQ, (c) deregister the Class B Common Stock under the Exchange Act; or (d) cease filing reports with the SEC required by Section 13 and/or Section 15(d) of the Exchange Act, even if the Company may not be subject to such reporting requirements.

5.     MISCELLANEOUS

5.1.     Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party.

5.2.     Notices. Unless otherwise provided herein, any notice, request, waiver, claim, demand, instruction, consent or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (i) delivered by hand or sent by certified mail, return receipt requested, (ii) sent by a nationally-recognized overnight delivery service with delivery confirmed, or (iii) emailed or faxed, with receipt confirmed, as follows:

If to the Company to:	Marchex, Inc.
520 Pike Street, Suite 2000
Seattle, Washington 98101
(206) 331-3310
Attn: General Counsel
Email: mpaterniti@marchex.com

With a copy to:	DLA Piper LLP (US)
701 Fifth Avenue, Suite 6900
Seattle, Washington 98104
(206) 839-4845
Attn: Andrew D. Ledbetter, Esq.
Email: andrew.ledbetter@dlapiper.com

If to Edenbrook to:	Edenbrook Capital, LLC
116 Radio Circle
Mount Kisco, New York 10549
(914) 239-3117
Attn: Jonathan Brolin
Email: brolin@edenbrookcap.com

with a copy to:	Schulte Roth & Zabel LLP
919 Third Ave.
New York, New York 10153
(212) 756-2549
Attn: F. Xavier Kowalski, Esq.
Email: xavier.kowalski@srz.com

or to such other address or individual as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All such notices, requests and other communications shall be deemed duly given and received by the recipient thereof on the date of delivery if received prior to 5:00 p.m. New York time on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

5.3.     Amendments and Waivers. This Agreement may not be amended or supplemented, unless set forth in a writing signed by each Party. Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the Party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise provided in this Agreement, neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

5.4.     Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.5.     Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

5.6.     Choice of Venue. Any action, suit or proceeding arising out of or relating to this Agreement may be brought in the state or federal courts of the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined only in such court, and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or convenience of forum.

5.7.     Entire Agreement. This Agreement and any documents related hereto constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof.

5.8.     Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, .pdf or similar means of electronic communication), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9.     Specific Performance. Edenbrook and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Each Party hereto expressly waives any requirement that the other Party hereto obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

5.10.     Definitions. For purposes of this Agreement:

“Affiliate” or “affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” means possession, directly or indirectly, of the power to elect a majority of the board of directors or other governing body of an entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, without limiting the generality of the foregoing, (x) a Person who possesses, directly or indirectly, the power to control the general partner of a limited partnership shall be deemed to control such limited partnership, and (y) a Person who possesses, directly or indirectly, the power to control the manager or managing member of a limited liability company shall be deemed to control such limited liability company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in New York City are generally are open for use by customers on such day.

“Losses” means liabilities, losses, costs, damages, deficiencies, claims, actions, judgments, settlements, proceedings, causes of action, obligations, interest, awards, penalties, fines, demands, assessments, fees, costs or expenses of whatever kind (including without limitation, reasonable attorneys’ fees and disbursements).

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or other entity or organization.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this TENDER OFFER AGREEMENT as of the date first written above.

MARCHEX, INC.

/s/ MICHELLE PATERNITI
Name:	Michelle Paterniti
Title:	General Counsel

EDENBROOK CAPITAL, LLC

/s/ JONATHAN BROLIN
Name:	Jonathan Brolin
Title:	Managing Member

[Signature Page to Tender Offer Agreement]